Code of Business Conduct and Ethics
Purpose and Scope

This policy establishes North Valley Bancorp's, (the "Company") requirements regarding personal and professional ethical and legal standards of conduct and the handling of complaints of violations of those standards. It applies to all employees, contractors and non-employee directors of North Valley Bancorp and its subsidiaries.

Policy

It is the policy of North Valley Bancorp to conduct its business in accordance with applicable laws of the United States and other jurisdictions in which the Company operates and in accordance with the highest ethical standards of business conduct. All employees, contractors and non-employee directors shall adhere strictly to this policy.

While it is the Company's explicit policy to comply with all relevant federal, state and local statutes, our commitment to ethical conduct in the affairs of our business goes far beyond the prohibitions of any particular statute. The company's minimum requirements for the conduct of all employees, contractors and non-employee directors follow.


Specific Obligations

     General Business Ethics

     All persons employed by, or associated with the Company are expected to deal honestly, truthfully and fairly with others in business. False or intentionally misleading statements or omissions of any kind should never be made. Confidential information, either of North Valley Bancorp, any of its subsidiaries or of its customers, or any other party with whom they do business, must never be misused. North Valley Bancorp will not permit any types of deceitful practices.


     Company Records and Money

     Company records must always be maintained and presented accurately and reliably. No false or intentionally misleading entries may be made in the Company's books or records. Company money must be accurately accounted for and may only be spent for lawful, company-related purposes. Employees whose duties involve verification of expenditures of Company money are responsible for the scrutiny and verification of the legitimacy of all expenditures.


     Relationships With Vendors/Customers

     All vendors and customers are to be treated honestly and fairly. No payments, gifts of more than nominal value, or any form of preferential treatment may be made to obtain or retain business. No payments, direct or indirect, including gifts of more than nominal value or any form of preferential treatment, may be solicited or accepted from any vendor or customer of the Company.

     Money, gifts, repetitive or extensive entertainment and other favors, which would imply or incur an obligation must not be accepted or given by employees or immediate members of their family in connection with transactions involving the Company. Acceptance of a meal, refreshments or entertainment in the normal course of business relations is permitted and, to the extent practical, should be reciprocated.

     The Company will promptly terminate any employee who offers or receives a bribe or a kickback. Such conduct is illegal and strictly forbidden.


     Conflicts of Interest

     All decisions involving the business or non-business activities of the Company must be made solely in the best interests of the Company. Employees, contractors and non-employee directors, must not make decisions, which might be based on personal interests or considerations, which might affect or appear to affect their judgment. The ownership, as an investor, of the securities of publicly held corporations will not normally be considered to give rise to a conflict in interest.

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     Any employee with a question about whether a particular situation constitutes a conflict of interest should discuss it with his or her supervisor or the General Counsel of the Company.


     Inside Information

     Important "material non-public" information that has not yet become publicly available about North Valley Bancorp or its business activities is considered to be "Inside Information." Company personnel who have access to Inside Information may not profit financially by buying or selling or in any other way dealing in North Valley Bancorp stock or the stock of another publicly traded company about which the person has Inside Information. Nor may North Valley Bancorp personnel benefit financially or in any other way by disseminating Inside Information to any other person. The use of Inside Information in order to gain personal benefit is illegal regardless of how small the user's profit from the transaction may be.

     An easy way to determine whether information not yet publicly available is Inside Information is to ask whether the dissemination of the information would be likely to affect the market price of the stock of the company in question or whether it would be likely to be considered as important information by investors who are considering purchasing or selling that company's stock. If the information would make you want to buy or sell, it is likely to have the same effect on others and could be Inside Information.

     If you possess Inside Information, you must refrain from trading the stock of the company concerned, from advising anyone else to do so or from communicating the Inside Information to anyone else until you know that this information has been disseminated to the public.


     Environmental, Health and Safety Laws and Regulations

     Environmental, Health and Safety laws and regulations are very complex and extremely important. The Company has its own written operating procedures that govern our commitment to comply with all applicable environmental, health and safety laws and regulations. Compliance with these regulations is essential.


     Sexual Harassment

     The Company prohibits the sexual harassment of individuals in the workplace. Sexually harassing behavior which occurs off the Company premises is also prohibited. Furthermore, the Company will not tolerate retaliation against anyone who rejects sexual advances, makes a report of harassment or provides information or assistance in the investigation of such a report.


     Interference with an Audit

     It is unlawful to attempt improperly to persuade an outside auditor to approve false financial statements. North Valley Bancorp prohibits its employees, officers and non-employee directors, and anyone acting under their direction, from coercing, manipulating, misleading or fraudulently influencing the Company's outside auditor to approve materially misleading financial statements.


     Reporting Procedures

     Any employee who becomes aware of any illegal activities or any violation of the policies contained in this policy is required immediately to report the conduct. This reporting is not only encouraged by the Company, it is required. The Company pledges that it will not retaliate against employees who make such reports and shall not tolerate retaliation by any other person against an employee who makes such a report.

     Employees may report a policy violation to supervisory personnel, or directly to the Security Officer or the Chairman of the Audit Committee. Supervisory personnel are required to communicate reported violations of law or Company Policy to the Security Officer and the Chairman of the Audit

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     Committee. Contact information for the Security Officer or the Chairman of the Audit Committee is as follows:

     Mr. Dan Ghidinelli
     North Valley Bancorp Board of Director's Audit Committee Chairman P.O. Box 99700
     Redding, CA. 96099-0700

     Kathryn Clark
     VP/Security Officer, North Valley Bancorp
     Private/Secured Telephone Line: 1-530-226-2909 (Voice Mail Available) #300 Park Marina Circle
     Redding, CA. 96001

     A full and accurate report made to the Security Officer or the Chairman of the Audit Committee constitutes compliance with the reporting requirement.


     Complaint Investigation Procedures

     When the Security Officer or the Chairman of the Audit Committee receives a complaint of a violation of this policy directly or anonymously, he/she will, with the help of the General Counsel, evaluate the complaint. Complaints alleging questionable accounting, internal accounting controls and auditing matters will be submitted to the Audit Committee of the Board of Directors. The Audit Committee may request the Security Officer or General Counsel to conduct an investigation, or may, in its discretion, retain its own advisors to evaluate and/or to investigate the complaint. Complaints alleging serious misconduct by Executive Management will be referred to the full Board of Directors for evaluation and investigation as appropriate. All other complaints will be investigated by the Security Officer or General Counsel, as appropriate, and a summary of the complaints and management follow-up will be reported to the Audit Committee periodically.

     Disciplinary Sanctions

     Employees who violate the policies set forth in this policy will be subject to discipline. Disciplinary measures will vary, depending on the seriousness of the violation and the individual circumstances of the employee. Available disciplinary sanctions include suspension, termination and referral to public law enforcement authorities for possible prosecution. There shall be no waivers of this Code of Business Conduct and Ethics.

Administration

     General

     All employees and non-employee directors shall certify that they have read and understand this Code of Business Conduct and Ethics. Human Resources shall be responsible for providing copies of the Policies in the new employee package for all new employees and obtaining a certificate that they have read and understand this policy.


     Questionnaire and Disclosure

     During the first quarter of each calendar year, the General Counsel will send to certain employees questionnaires to ascertain compliance with this Policy. These employees will be identified by the responsible Executive officers upon request by the General Counsel. Employees are expected to respond fully and candidly to the questionnaire. To ensure confidentiality and consistency in handling, questionnaires will be reviewed by only the General Counsel and by the Chief Executive Officer.

     If any event or set of circumstances occurs or appears likely to occur that might create a conflict not previously disclosed or to deviate from the standards described herein, the employee is expected to make the relevant facts known to the Company and to follow its recommendations. Employees are encouraged to discuss such matters first with their supervisors, but they may consult either of the officers mentioned above.

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     Special Responsibilities of the CEO and Senior Financial Officers


     The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Controller, are bound by the provisions set forth above relating to ethical conduct, conflicts of interest and compliance with law. In addition, the Chief Executive Officer and senior financial officers are subject to the following specific policies:

         1. The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission, and in all other public communications made by the Company. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring or cause to be brought to the attention of General Counsel and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and other public communications.

         2. The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning any violation of this policy, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         3. The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation if its business, by the Company or any agent thereof, or of violation of this policy.

         4. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this policy by the Chief Executive Officer or the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this policy and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), termination of the individual's employment and referral to public law enforcement authorities for possible prosecution. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

         If you have questions about this policy, contact the office of General Counsel, (530) 226-2900.

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